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                                  PRESS RELEASE
                                  =============

PATAPSCO BANCORP, INC.
For further information contact Michael J .Dee, President
410-285-9313 (email: mdee@patapscobank.com)


             PATAPSCO BANCORP, INC. ANNOUNCES 1st QUARTER EARNINGS
             -----------------------------------------------------

Baltimore, Md. October 17, 2008 - Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), the parent company of The Patapsco Bank, announced earnings of $189,000 or $.10 fully diluted earnings per share for the Company's first quarter ended September 30, 2008 compared to earnings of $179,000 or $.09 fully diluted earnings per share for the comparable period in the prior year. This represented a 5.6% increase in earnings and a 10.0% increase in diluted earnings per share for the period.

      The Company's results were significantly impacted by a $250,000 provision for loan losses incurred in the quarter. This amount is 67% higher than the provision incurred in the quarter ended September 30, 2007. The increased provision was offset by a 9 basis point increase in the net interest margin. Non-performing assets of the Patapsco Bank were 1.01% of total assets at September 30, 2008 as compared to 0.97% of total assets at June 30, 2008.

      As of September 30, 2008, Patapsco Bancorp, Inc. reported assets of $262 million, loans of $233 million, deposits of $191 million and total stockholders' equity of $19.3 million compared to assets of $261 million, loans of $228 million, deposits of $196 million and total stockholders' equity $19.4 million at June 30, 2008, the Company's previous fiscal year end. The decrease in deposits primarily occurred in the last two weeks of the quarter. As of October 16, deposit balances have grown to approximately $201 million.

      Attached hereto is a summary of the unaudited financial highlights for the period and a comparison to the same period in the previous year.

      The Patapsco Bank serves its community from its Baltimore County offices located in Dundalk, Parkville, Glen Arm, Glen Meadows, Carney and its Baltimore City office located in Hampden.

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      When used in this Press Release, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in Patapsco Bancorp's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Patapsco Bancorp's market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Patapsco Bancorp wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Patapsco Bancorp wishes to advise readers that the factors listed above could affect Patapsco Bancorp's financial performance and could cause Patapsco Bancorp's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Patapsco Bancorp does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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FINANCIAL HIGHLIGHTS (UNAUDITED)
Patapsco Bancorp, Inc. and Subsidiary

-------------------------------------------------------------------------------
                                                    For the Three Months
                                                       September 30,
                                              ---------------------------------
(Dollars in thousands, except per share data)       2008            2007
-------------------------------------------------------------------------------
OPERATING RESULTS:
Interest Income                                    $4,145          $4,340
Interest Expense                                    1,843           2,156
                                                   ------          ------
Net Interest Income                                 2,302           2,184
Provision For Loan Losses                             250             150
                                                   ------          ------
Net Interest Income After Provision                 2,052           2,034
   for Loan Losses
Other Noninterest Income                              228             207
Noninterest Expense                                 1,975           1,799
Provision for Income Taxes                            116             263
                                                   ------          ------
Net Income                                         $  189          $  179
                                                   ======          ======

PER SHARE DATA:
Net Income per Share, Basic                        $ 0.10          $ 0.09
Net Income per Share, Diluted                      $ 0.10          $ 0.09

Book Value per Common Share                        $10.04          $ 9.71
Tangible Book Value per Share (1)                  $ 8.35          $ 7.98
Period-End Stock Price                             $ 6.74          $20.79
Stock Price as a Percentage of Tangible
   Book Value                                       80.72%         260.53%

PERFORMANCE RATIOS: (2)
Return on Average Assets                             0.29%           0.28%
Return on Average Equity                             3.87%           3.81%
Net Interest Margin                                  3.73%           3.64%
Net Interest Spread                                  3.48%           3.35%

                                                               At
                                                 ------------------------------
                                                  September 30       June 30
                                                      2008            2008
                                                 ------------------------------
BALANCES:
Net Loans                                          $232,607         $227,514
Total Assets                                       $262,388         $261,294
Deposits                                           $191,441         $196,492
Borrowings                                         $ 49,854         $ 42,300
Stockholders' Equity                               $ 19,252         $ 19,391

CAPITAL & CREDIT QUALITY RATIOS:
Stockholders' Equity to Total Assets                   7.34%            7.42%
Allowance For Loan Losses to Total Loans               0.78%            0.80%
Nonperforming Assets to Total Assets                   1.01%            0.97%

(1) Tangible book value per share deducts goodwill from common equity.
(2) Amounts for the three month periods ended September 30, 2008 and 2007 are annualized.